Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

December 17, 2004

Item 3

News Release

The press release was issued on December 17, 2004 and was disseminated by CCN Matthews, Canada Stockwatch and Market

News.

Item 4

Summary of Material Change

Nevsun Resources Ltd. (NSU/TSX) is pleased to announce it has received approval for the common shares of the Company to be listed on the American Stock Exchange ("AMEX").  The company’s shares will begin trading in early January, 2005, the date and symbol to be announced when confirmed.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

December 17, 2004

NEVSUN RESOURCES LTD.

Per: “Maureen Carse”

                   Maureen D. Carse

       Corporate Secretary

N E W S R E L E A S E

Nevsun Resources Approved for Listing on AMEX

December 17, 2004

Nevsun Resources Ltd. (NSU/TSX) is pleased to announce it has received approval for the common shares of the Company to be listed on the American Stock Exchange ("AMEX").  The company’s shares will begin trading in early January, 2005, the date and symbol to be announced when confirmed.

Dr. John Clarke, President and CEO of Nevsun, commented: "The American Stock Exchange is an acknowledged leader in the listing of mining and resource companies and we are pleased to join in the tradition of many successful Canadian companies that have listed on AMEX. We are looking forward to the opportunity to introduce our company to a wider range of investors in the United States, and provide existing and future investors all across North America with greater information and improved access to invest in the shares of Nevsun."

The listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

For further details on the Company readers are referred to the Company’s web site (www.nevsun.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statement.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu04-26.doc	For further information, Contact: Investor Relations (604) 623-4700 or 1-888-600-2200 e-mail: maureen@nevsun.com Website: www.nevsun.com

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